SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2000

CATERPILLAR INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-768
(Commission File Number)

37-0602744
(IRS Employer I.D. No.)

100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)

61629
(Zip Code)

Registrant's telephone number, including area code:  (309) 675-1000

Item 5.  Other Events.


CATERPILLAR SALES, REVENUES AND PROFIT INCREASE IN
    SECOND-QUARTER 2000; OUTLOOK REMAINS UNCHANGED
--------------------------------------------------

     PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported second-quarter sales and revenues of $5.36 billion, $262 million or 5 percent higher than second-quarter 1999. The increase was primarily due to higher physical volume. Financial Products revenues increased $27 million or 10 percent from second-quarter 1999.

     Profit of $315 million was $32 million or 11 percent higher than second-quarter 1999. The increase was due primarily to improved manufacturing efficiencies and the higher physical volume. These favorable changes were partially offset by unfavorable other income, mostly due to discounts on the securitization of receivables and foreign exchange losses. Profit per share was 90 cents, up 15 percent.

     "Through the first half of 2000, customer demand for Cat products in total remained solid, though in the U.S., higher interest rates and other factors have softened the market for construction equipment and truck engines," said Chairman and CEO Glen Barton. "Our global diversification, broad product line and the variety of businesses in which we compete continue to create a broad base of opportunities. Sales increased in all regions of the world. Strong demand for quality power in telecommunications, process manufacturing and internet service operations in North America and Europe is driving a dramatic increase in Caterpillar's electric power business. Although there have been changes in components of our outlook and we are concerned about the interest rate environment for the rest of the year, the overall outlook for 2000 remains unchanged - sales are expected to be up slightly and profit to be up moderately."

                           HIGHLIGHTS
                           ----------

SECOND-QUARTER 2000 COMPARED WITH SECOND-QUARTER 1999
-----------------------------------------------------

* Sales and revenues of $5.36 billion were $262 million or 5 percent higher. Revenues from Financial Products increased 10 percent.

* Sales inside the United States were 52 percent of worldwide sales compared with 53 percent a year ago.

* Profit of $315 million was $32 million or 11 percent above second-quarter 1999.

* Profit per share of 90 cents was up 15 percent.

* 3.06 million shares were repurchased during the quarter under the program announced in October 1998 to reduce the number of shares outstanding to 320 million over a three to five year period. On June 30, 2000 there were 345.7 million shares outstanding.

* As previously announced, dividends were increased by 5 percent in June, bringing the quarterly payout to 34 cents per share. This is the seventh consecutive year dividends have been increased.


OUTLOOK
-------

     We continue to expect full-year 2000 sales and revenues to be slightly higher than 1999 and profit to increase moderately.
(Complete outlook begins on page 8.)

                          DETAILED ANALYSIS
                          -----------------

SECOND-QUARTER 2000 COMPARED WITH SECOND-QUARTER 1999
-----------------------------------------------------

     Sales and revenues for the second-quarter 2000 were $5.36 billion, 5 percent higher than second-quarter 1999. A 7 percent increase in physical sales volume and a 10 percent increase in Financial Products revenue were partially offset by the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro). Profit of $315 million or 90 cents per share was $32 million or 11 percent higher than second-quarter 1999. The increase was due primarily to improved manufacturing efficiencies and higher physical volume. These favorable changes were partially offset by unfavorable other income, mostly due to discounts on the securitization of receivables and foreign exchange losses. The negative impact of the U.S. dollar on sales was mostly offset by the U.S. dollar's positive impact on costs.

MACHINERY AND ENGINES
---------------------
                               Sales
                               -----

     (Millions of                North              Latin     Asia/
       dollars)       Total     America   EAME*    America   Pacific
                     --------  --------  -------  --------  --------
Second-Quarter 2000
-------------------
   Machinery          $ 3,320    $1,941   $  833    $  241    $  305
   Engines  **          1,736     1,003      441       103       189
                     --------  --------  -------  --------  --------
                      $ 5,056   $ 2,944   $1,274    $  344    $  494
                     ========  ========  =======  ========  ========

Second-Quarter 1999
--------------- ---
   Machinery          $ 3,217    $1,953   $  766    $  203    $  295
   Engines  **          1,604       919      390       128       167
                     --------  --------  -------  --------  --------
                      $ 4,821   $ 2,872   $1,156    $  331    $  462
                     ========  ========  =======  ========  ========

*  Europe, Africa & Middle East and Commonwealth of Independent States

** Does not include internal engine transfers of $353 million in second-quarter 2000 and $314 million in second-quarter 1999. Internal engine transfers are valued at prices comparable to those for unrelated parties.

     Machinery sales were $3.32 billion, an increase of $103 million or 3 percent from second-quarter 1999. The higher sales resulted from a 7 percent increase in physical sales volume. Price realization was lower, primarily due to the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro).

     Sales in North America remained near year-earlier levels as lower dealer sales to end users were offset by a slower pace of dealer inventory reduction. The lower dealer sales to end users reflected both a drop in industry demand and a lower share of industry sales. Sales in EAME were higher due to improved dealer sales to end users and an increase in dealer inventories. Sales in Latin America increased as dealer sales to end users stabilized and dealers held inventories steady through the quarter compared to reducing them a year ago. Sales in the Asia/Pacific region were up slightly from second-quarter 1999 as higher dealer sales to end users more than offset dealer inventory reduction.

     Engine sales were $1.74 billion, an increase of $132 million or 8 percent from second-quarter 1999. The higher sales resulted from a 6 percent increase in physical sales volume. Price realization was also higher.

     The majority of the quarterly sales gain came from stronger sales into power generation as demand for electric power products increased in most areas of the world. It has been particularly strong in North America and Europe where Caterpillar's power solutions help meet peak power needs and provide premium quality power for telecommunications, process manufacturing and internet service operations. Sales of electric power products also benefited from the addition of revenues from F.G. Wilson, converted from an affiliated company to a consolidated subsidiary in July 1999.


                        Operating Profit
                        ----------------

(Millions of dollars)       Second-Quarter         Second-Quarter
                                 2000                   1999
                            -------------          -------------

Machinery                      $  374                 $  293
Engines                           171                    117
                               ------                 ------
                               $  545                 $  410
                               ======                 ======

     Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

     Machinery operating profit increased $81 million, or 28 percent from second-quarter 1999. Margin (sales less cost of goods sold) improved primarily due to the higher sales volume and improved manufacturing efficiencies, partially offset by the slightly negative impact of currency. Selling, general & administrative (SG&A) expenses were lower.

     Engine operating profit increased $54 million, or 46 percent, from second-quarter 1999 due to better price realization (primarily geographic mix), improved manufacturing efficiencies and higher sales volume. These were partially offset by higher SG&A.

     Interest expense was $9 million higher than a year ago.

     Other income/expense was expense of $50 million compared with income of $15 million last year. The adverse change was mostly due to discounts taken on the sale of trade receivables and unfavorable foreign exchange gains and losses.

FINANCIAL PRODUCTS
------------------
     Revenues for the second quarter were $359 million, up $44 million or 14 percent compared with second-quarter 1999 (excluding revenue transactions with Machinery and Engines, revenues increased $27 million or 10 percent). The increase resulted primarily from continued growth in Cat Financial's portfolio.

     Before tax profit decreased $9 million or 15 percent from second-quarter 1999. The decrease resulted primarily from a reduction in favorable reserve adjustments at Caterpillar Insurance Company Ltd.

INCOME TAXES
------------
     Second-quarter tax expense reflects an estimated annual tax rate of 32 percent for both 2000 and 1999.

UNCONSOLIDATED AFFILIATED COMPANIES
-----------------------------------
     The company's share of unconsolidated affiliated companies' results declined $5 million from second quarter a year ago, primarily due to weaker results at Shin Caterpillar Mitsubishi Ltd. and the conversion of F.G. Wilson from an affiliated company to a consolidated subsidiary in July 1999.

SUPPLEMENTAL INFORMATION
------------------------

Dealer Machine Sales to End Users
---------------------------------
     Sales (including both sales to end users and deliveries to dealer rental operations) in North America were lower compared to second-quarter 1999. This was due to weaker sales in the United States resulting from a decline in industry demand and lower share of industry sales. Sales in Canada were higher. For the region, sales into general construction, industrial, quarry & aggregates, waste and agriculture were lower. Sales rose in mining and forestry. Sales in heavy construction were down slightly compared to second-quarter 1999 as sales to pipeline construction declined, while highway construction remained near year-earlier levels.

     Sales increased in EAME as a result of growing demand throughout the region. In Europe, economic growth supported higher sales in France and Spain. Reconstruction efforts boosted sales in Central Europe. Sales in the United Kingdom and Italy remained near year-earlier levels while sales in Germany declined. In Africa & Middle East, sales were higher in Turkey and Saudi Arabia, which more than offset declines in United Arab Emirates, Egypt and South Africa. Sales in the Commonwealth of Independent States (CIS) increased. For the EAME region, sales were higher to heavy construction, mining, industrial, quarry & aggregates and forestry. Sales into general construction, agriculture and waste were lower.

     In Latin America, sales declined from year-earlier levels. Sales were lower in Colombia, Mexico and Argentina, more than offsetting gains in Brazil and Peru. For the region, sales were lower in industrial, general construction and mining sectors. Sales increased into heavy construction and forestry.

     In Asia/Pacific, sales increased due to growth in China, Australia, Korea, Malaysia and Indonesia. Sales in India and the
Philippines were lower. For the region, sales increased into heavy construction, mining, general construction and forestry. Sales into the quarry & aggregates sector were lower.

Dealer Inventories of New Machines
----------------------------------
     Worldwide dealer new machine inventories at the end of the second quarter were lower than a year ago. Declines in North America and Asia/Pacific more than offset increases in EAME and Latin America.

     Inventories compared to current selling rates were lower than a year earlier in all regions.

Engine Sales to End Users and OEMs
----------------------------------
     Higher sales in North America resulted from surging demand for electric power products to help meet electric utilities' peak power requirements and increased customer needs for high quality power. Demand for larger engine product to support network operation centers (sometimes referred to as internet service providers) was particularly robust. Sales were also higher in the petroleum sector due to the impact of higher crude oil and natural gas prices. Sales of on-highway truck engines declined as expected due to weakening industry demand, however Caterpillar's market leadership position in this industry continued to grow. Sales into marine and industrial were also lower.

     Sales in the rest of the world were lower as sales declined in all sectors except power generation which benefited from the acquisition of F.G. Wilson.

CONDENSED CASH FLOW
-------------------

     Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was $436 million for 2000, an increase of $160 million from 1999. This increase was primarily due to higher profit after tax and a favorable change due to a smaller increase in working capital.

For the Six Months Ended                           CONSOLIDATED
(Millions of dollars)                         June 30,        June 30,
                                                2000            1999
                                              --------        -------

Profit after tax                                 $573           $488
   Depreciation and amortization                  514            467
   Change in working capital -
      excluding cash, debt and
      dividends payable                          (398)          (955)
   Capital expenditures excluding
      equipment leased to others                 (252)          (263)
   Expenditures for equipment
      leased to others, net of disposals         (204)           (97)
   Dividends paid                                (228)          (214)
                                               ------         ------
Net Free Cash Flow                                  5           (574)
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                     (326)          (149)
   Net (increase) decrease in
      long-term finance receivables              (504)          (544)
   Net increase (decrease) in debt                934          1,550
   Investments and acquisitions -
      (net of cash acquired)                      (78)          (251)
   Other                                         (110)           (67)
                                               ------         ------

Change in cash and short-term
   Investments                                  $ (79)         $ (35)
                                               ======         ======

Note: Lines titled "Change in working capital - excluding cash, debt, and dividends payable" and "Capital expenditures excluding equipment leased to others" exclude $88 million and $91 million, respectively, included in the "Investments and acquisitions" and "Other" lines for the six months ended June 30, 1999.

          ************************************************


For the Six Months Ended                       MACHINERY & ENGINES*
(Millions of dollars)                         June 30,        June 30,
                                                2000            1999
                                              --------        -------


Profit after tax                                 $573           $488
   Depreciation and amortization                  399            374
   Change in working capital -
      excluding cash, debt and
      dividends payable                           (69)          (113)
   Capital expenditures excluding
      equipment leased to others                 (246)          (262)
   Expenditures for equipment
      leased to others, net of disposals            7              3
   Dividends paid                                (228)          (214)
                                               ------         ------
Net Free Cash Flow                                436            276
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                     (326)          (149)
   Net (increase) decrease in
      long-term finance receivables                 -              -
   Net increase (decrease) in debt                (40)           188
   Investments and acquisitions -
      (net of cash acquired)                      (70)          (228)
   Other                                          (66)          (148)
                                               ------         ------

Change in cash and short-term
   Investments                                   $(66)         $ (61)
                                               ======         ======

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.

Note: Lines titled "Change in working capital - excluding cash, debt, and dividends payable" and "Capital expenditures excluding equipment leased to others" exclude $88 million and $91 million, respectively, included in the "Investments and acquisitions" and "Other" lines for the six months ended June 30, 1999.

          ************************************************



For the Six Months Ended                         FINANCIAL PRODUCTS
(Millions of dollars)                         June 30,        June 30,
                                                2000            1999
                                              --------        -------


Profit after tax                               $   75         $   84
   Depreciation and amortization                  115             93
   Change in working capital -
      excluding cash, debt and
      dividends payable                          (484)          (798)
   Capital expenditures excluding
      equipment leased to others                   (6)            (1)
   Expenditures for equipment
      leased to others, net of disposals         (211)          (100)
   Dividends paid                                 (29)           (36)
                                               ------         ------
Net Free Cash Flow                               (540)          (758)
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                        -              -
   Net (increase) decrease in
      long-term finance receivables              (504)          (544)
   Net increase (decrease) in debt              1,165          1,357
   Investments and acquisitions -
      (net of cash acquired)                       (8)           (23)
   Other                                         (126)            (6)
                                               ------         ------

Change in cash and short-term
   Investments                                 $  (13)        $   26
                                               ======         ======

Note: Lines titled "Change in working capital - excluding cash, debt, and dividends payable" and "Capital expenditures excluding equipment leased to others" exclude $88 million and $91 million, respectively, included in the "Investments and acquisitions" and "Other" lines for the six months ended June 30, 1999.

EMPLOYMENT
----------

     At the end of second-quarter 2000, Caterpillar's worldwide employment was 66,836 compared with 66,545 one year ago. Employment outside the United States grew by approximately 1,300 as we expanded operations to meet increased demand.

OUTLOOK
-------

Summary
-------
     Company sales and revenues are forecast to increase slightly in 2000 as higher sales in EAME and Asia/Pacific more than offset lower sales in North America. Company sales will benefit from better worldwide economic growth and higher prices for most commodities. Oil prices in particular are forecast to remain high, averaging $25 - $30 per barrel for the year, while agricultural prices are expected to remain under pressure due to crop surpluses in the United States. Company sales also will benefit from less dealer inventory reduction. The competitive environment, however, remains particularly challenging with pressure on both share of industry sales and price realization. Further, we continue to be concerned about the interest rate environment for the rest of the year.

     In North America, machine sales are expected to decline due to a drop in industry demand and a slightly lower share of industry sales. Engine sales are expected to exceed 1999 levels as robust power generation sales and higher petroleum sales more than offset lower industry demand for on-highway truck engines. In EAME and Asia/Pacific, good economic growth and higher commodity prices should lead to higher retail demand and higher company sales for machines and engines. In Latin America, company sales are forecast to be flat as higher machine sales are offset by lower engine sales.

     In summary, company sales and revenues are forecast to increase slightly in 2000 due to higher engine sales and increased financial revenues. Machinery sales are forecast to remain near 1999 levels as lower sales in the United States are offset by higher sales elsewhere. Profit is forecast to increase moderately.

North America
-------------
     In the United States, retail industry demand for construction equipment is forecast to decline 10 percent to 15 percent despite Gross Domestic Product (GDP) growth of about 4.5 percent. While such strong economic growth would usually lead to increased demand, higher interest rates, lower housing starts and a drop in replacement buying are causing industry demand to continue to fall from the 1998 peak. Heavy construction could provide a partial offset to the drop in general construction, but recent highway spending increases have continued to favor bridge repair and resurfacing which are not as heavy equipment intensive. Sales into most other sectors are likely to be down for the year including mining, quarry & aggregates, industrial, forestry and waste. Sales of agricultural equipment also are unlikely to exceed 1999 levels due to a drop in industry demand. Company machine sales are still forecast to benefit from higher sales of compact equipment and less dealer inventory reduction, but this will not be enough to offset lower industry demand and a slightly lower share of industry sales.

     Company engine sales in the United States are forecast to exceed 1999 levels as strong demand for power generation, higher sales into petroleum and higher share of industry sales for heavy and medium-duty truck engines should more than offset lower industry demand for on-highway truck engines.

     In Canada, good economic growth should lead to higher sales for both machines and engines.

     For the North American region as a whole, company sales are forecast to be slightly below last year's level as lower machine sales more than offset higher engine sales.

EAME
----
     In Western Europe, GDP growth is expected to accelerate from
2.3 percent in 1999 to 3.3 percent in 2000 leading to a 5 percent to 10 percent increase in machine industry demand as well as stronger engine sales. Growth is also expected to improve in Africa & Middle East with double-digit gains in machine industry demand. Higher commodity prices, particularly oil and natural gas, are driving increased demand for both machines and engines. Sales in Russia and elsewhere in the CIS, however, are likely to remain depressed. For the EAME region as a whole, better growth and improved business confidence should lead to higher company sales, despite the weak euro's unfavorable impact on the translation of European sales from euros to dollars.

Asia/Pacific
------------
     In developing Asia, economic recovery is forecast to continue with GDP growth of about 6 percent. This growth should result in considerably higher engine sales than last year, particularly for power generation. Even though the construction sector remains very weak, machine sales are forecast to increase somewhat from last year's depressed level as higher dealer sales to end users, especially in China, more than offset a reduction in dealer inventories. In Australia, good economic growth should continue although there is also some uncertainty about the impact on the economy of the implementation of the new goods and services tax on July 1. Machine sales volume is forecast to be higher for the year, but lower engine sales and a weak Australian dollar are likely to result in lower overall US dollar sales for Australia. For the Asia/Pacific region in total, company sales of both engines and machines should exceed 1999 levels.

Latin America
-------------
     GDP growth is forecast to improve from 0.4 percent in 1999 to 4 percent in 2000 as most of the region recovers from last year's recession. Combined with higher commodity prices, this improved growth should result in higher machine and reciprocating engine sales. Sales of turbine engines, however, are likely to be lower, resulting in company sales remaining near 1999 levels.

                          CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
             (Millions of dollars except per share data)


                                                   CONSOLIDATED
                                              June 30,        June 30,
                                                2000            1999
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $5,056         $4,821
   Revenues of Financial Products                  307            280
                                              --------        -------
       Total sales and revenues                  5,363          5,101
                                              --------        -------

Operating costs:
   Cost of goods sold                            3,840          3,743
   Selling, general, and
      administrative expenses                      647            632
   Research and development expenses               157            152
   Interest expense of Financial Products          170            136
                                              --------        -------
       Total operating costs                     4,814          4,663
                                              --------        -------

Operating Profit                                   549            438

   Interest expense excluding
      Financial Products                            74             65
   Other income (expense)                           (1)            49
                                              --------        -------

Consolidated profit before taxes                   474            422

   Provision for income taxes                      151            136
                                              --------        -------
   Profit of consolidated companies                323            286

   Equity in profit of
      unconsolidated affiliates                     (8)            (3)
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $315           $283
                                              ========        =======

EPS of common stock                              $0.91          $0.80
                                              ========        =======
EPS of common stock - assuming dilution          $0.90          $0.78
                                              ========        =======

Weighted average shares
   outstanding (thousands)
      Basic                                    347,066        355,943
      Assuming dilution                        349,378        361,065


          ************************************************


                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
             (Millions of dollars except per share data)


                                                MACHINERY & ENGINES*
                                               June 30,        June 30,
                                                2000            1999
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $5,056         $4,821
   Revenues of Financial Products                    -              -
                                              --------        -------
       Total sales and revenues                  5,056          4,821
                                              --------        -------

Operating costs:
   Cost of goods sold                            3,840          3,743
   Selling, general, and
      administrative expenses                      514            516
   Research and development expenses               157            152
   Interest expense of Financial Products            -              -
                                              --------        -------
       Total operating costs                     4,511          4,411
                                              --------        -------

Operating Profit                                   545            410

   Interest expense excluding
      Financial Products                            74             65
   Other income (expense)                          (50)            15
                                              --------        -------

Consolidated profit before taxes                   421            360

   Provision for income taxes                      134            113
                                              --------        -------
   Profit of consolidated companies                287            247

   Equity in profit of
      unconsolidated affiliates                     (8)            (3)
   Equity in profit of Financial
      Products subsidiaries                         36             39
                                              --------        -------

Profit                                            $315           $283
                                              ========        =======

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
  Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.


          ************************************************


                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED
             (Millions of dollars except per share data)


                                                FINANCIAL PRODUCTS
                                              June 30,        June 30,
                                                2000            1999
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $    -         $    -
   Revenues of Financial Products                  359            315
                                              --------        -------
       Total sales and revenues                    359            315
                                              --------        -------

Operating costs:
   Cost of goods sold                                -              -
   Selling, general, and
      administrative expenses                      143            123
   Research and development expenses                 -              -
   Interest expense of Financial Products          181            142
                                              --------        -------
       Total operating costs                       324            265
                                              --------        -------

Operating Profit                                    35             50

   Interest expense excluding
      Financial Products                             -              -
   Other income (expense)                           18             12
                                              --------        -------

Consolidated profit before taxes                    53             62

   Provision for income taxes                       17             23
                                              --------        -------
   Profit of consolidated companies                 36             39

   Equity in profit of
      unconsolidated affiliates                      -              -
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $ 36           $ 39
                                              ========        =======

                          CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED
             (Millions of dollars except per share data)


                                                   CONSOLIDATED
                                              June 30,        June 30,
                                                2000            1999
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                $ 9,681        $ 9,419
   Revenues of Financial Products                  601            549
                                              --------        -------
       Total sales and revenues                 10,282          9,968
                                              --------        -------

Operating costs:
   Cost of goods sold                            7,398          7,321
   Selling, general, and
      administrative expenses                    1,284          1,285
   Research and development expenses               312            307
   Interest expense of Financial Products          323            265
                                              --------        -------
       Total operating costs                     9,317          9,178
                                              --------        -------

Operating Profit                                   965            790

   Interest expense excluding
      Financial Products                           145            132
   Other income (expense)                           40             65
                                              --------        -------

Consolidated profit before taxes                   860            723

   Provision for income taxes                      274            232
                                              --------        -------
   Profit of consolidated companies                586            491

   Equity in profit of
      unconsolidated affiliates                    (13)            (3)
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $573           $488
                                              ========        =======

EPS of common stock                              $1.64          $1.37
                                              ========        =======
EPS of common stock - assuming dilution          $1.63          $1.35
                                              ========        =======

Weighted average shares
   outstanding (thousands)
      Basic                                    349,425        356,159
      Assuming dilution                        352,126        360,180


          ************************************************


                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED
             (Millions of dollars except per share data)


                                                MACHINERY & ENGINES*
                                               June 30,        June 30,
                                                2000            1999
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $9,681         $9,419
   Revenues of Financial Products                    -              -
                                              --------        -------
       Total sales and revenues                  9,681          9,419
                                              --------        -------

Operating costs:
   Cost of goods sold                            7,398          7,321
   Selling, general, and
      administrative expenses                    1,037          1,067
   Research and development expenses               312            307
   Interest expense of Financial Products            -              -
                                              --------        -------
       Total operating costs                     8,747          8,695
                                              --------        -------

Operating Profit                                   934            724

   Interest expense excluding
      Financial Products                           145            132
   Other income (expense)                          (42)            (2)
                                              --------        -------

Consolidated profit before taxes                   747            590

   Provision for income taxes                      235            183
                                              --------        -------
   Profit of consolidated companies                512            407

   Equity in profit of
      unconsolidated affiliates                    (14)            (3)
   Equity in profit of Financial
      Products subsidiaries                         75             84
                                              --------        -------

Profit                                          $  573         $  488
                                              ========        =======

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
  Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.


          ************************************************


                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED
             (Millions of dollars except per share data)


                                                FINANCIAL PRODUCTS
                                              June 30,        June 30,
                                                2000            1999
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $    -         $    -
   Revenues of Financial Products                  689            618
                                              --------        -------
       Total sales and revenues                    689            618
                                              --------        -------

Operating costs:
   Cost of goods sold                                -              -
   Selling, general, and
      administrative expenses                      265            232
   Research and development expenses                 -              -
   Interest expense of Financial Products          344            276
                                              --------        -------
       Total operating costs                       609            508
                                              --------        -------

Operating Profit                                    80            110

   Interest expense excluding
      Financial Products                             -              -
   Other income (expense)                           33             23
                                              --------        -------

Consolidated profit before taxes                   113            133

   Provision for income taxes                       39             49
                                              --------        -------
   Profit of consolidated companies                 74             84

   Equity in profit of
      unconsolidated affiliates                      1              -
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $ 75           $ 84
                                              ========        =======


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



                          CATERPILLAR INC.
                    CONDENSED FINANCIAL POSITION
                      (Millions of dollars)

                                               Consolidated
                                    (Caterpillar Inc. and Subsidiaries)
                                    -----------------------------------

                                       June 30,    Dec. 31,    June 30,
                                         2000        1999       1999
                                      ---------   ---------   ---------
Assets
 Current assets:
  Cash and short-term investments      $   469    $    548    $    325
  Receivables - trade and other          2,517       3,233       3,880
  Receivables - finance                  5,554       4,206       4,065
  Deferred income taxes                    445         405         534
  Prepaid expenses                         818         748         676
  Inventories                            2,555       2,594       2,772
                                       -------    --------    --------
 Total current assets                   12,358      11,734      12,252

 Property, plant, and
   equipment - net                       5,253       5,201       4,913
 Long-term receivables
   - trade and other                        76          95          86
 Long-term receivables
   - finance                             6,092       5,588       5,602
 Investments in unconsolidated
   affiliated companies                    559         553         602
 Deferred income taxes                     917         954       1,045
 Intangible assets                       1,508       1,543       1,578
 Other assets                            1,121         967         677
                                      --------    --------    --------
Total Assets                           $27,884     $26,635     $26,755
                                      ========    ========    ========

Liabilities
 Current liabilities:
  Short-term borrowings:
    -- Machinery & Engines             $    75     $    51    $    245
    -- Financial Products                  852         719         960
  Accounts payable                       2,266       2,003       2,060
  Accrued expenses                       1,102       1,048       1,037
  Accrued wages, salaries, and
    employee benefits                    1,041       1,115       1,059
  Dividends payable                        118         115         116
  Deferred and current
    income taxes payable                    85          23          39
  Long-term debt due within one year:
     -- Machinery & Engines                155         167          37
     -- Financial Products               2,801       2,937       2,654
                                      --------    --------    --------
 Total current liabilities               8,495       8,178       8,207

 Long-term debt due after one year:
     -- Machinery & Engines              3,047       3,099       3,008
     -- Financial Products               7,806       6,829       7,098
 Liability for post-employment
    benefits                             2,534       2,536       2,666
 Deferred income taxes
    and other liabilities                  544         528         530
                                      --------    --------    --------
Total Liabilities                       22,426      21,170      21,509
                                      --------    --------    --------
Stockholders' Equity
 Common stock                            1,049       1,045       1,046
 Profit employed in the business         6,959       6,617       6,389
 Accumulated other comprehensive
    income                                  42          78         (17)
 Treasury stock                         (2,592)     (2,275)     (2,172)
                                      --------    --------    --------
Total Stockholders' Equity               5,458       5,465       5,246
                                      --------    --------    --------
Total Liabilities and
    Stockholders' Equity               $27,884     $26,635     $26,755
                                      ========    ========    ========

Certain amounts for prior periods have been reclassified to conform with current financial statement presentation.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
   REFORM ACT OF 1995
-----------------------------------------------------

Certain statements contained in our Second Quarter 2000 Financial Release are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

World Economic Factors
----------------------
Our current outlook calls for recovery to continue in Latin America. North America, Europe, Africa & Middle East should register improved growth, while strong growth is expected to continue in Asia. If, for any reason, these projected growth rates falter, sales would likely be lower than anticipated in the affected region. In general, renewed currency speculation, significant declines in the stock markets, political disruptions or much higher interest rates could result in weaker than anticipated economic growth and sales. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that the Japanese government remains committed to stimulating the economy and that the Brazilian government follows through with promised reforms. A reversal by either government could result in economic uncertainty and a weaker economy. Our outlook also assumes that currency and stock markets remain relatively stable. If currency or stock markets were to decline significantly, uncertainty would increase and interest rates could move higher, both of which would probably result in slower economic growth and lower sales.

The Russian economy has improved, but political and economic uncertainty remains high and a further deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

Commodity Prices
----------------
The outlook for our sales also depends on commodity prices, most of which are expected to trend slightly higher through 2000. Oil prices have moved up considerably since the start of last year and are expected to remain high, averaging $25 - $30 per barrel for the year. Agricultural prices are likely to be weak while most metals prices should be up slightly. Based on this forecast of only modest improvement in most commodity prices, equipment sales into sectors that are sensitive to commodity prices are likely to remain relatively weak for 2000.

Weaker than anticipated world economic growth could lead to a further drop in commodity prices and lower than expected sales. Europe plays a key role in this forecast and our current outlook is for improvement leading to annual average GDP growth of about 3.3%. If Europe falters, then commodity prices could be weaker.

Monetary and Fiscal Policies
----------------------------
For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. For example, if the Federal Reserve raises interest rates significantly, the U.S. economy could slow abruptly leading to an unanticipated decline in sales. The United States, in particular, is vulnerable to higher interest rates as it completes the tenth year of expansion - which is the longest in U.S. history. Our outlook assumes the Federal Reserve will raise interest rates 125-150 basis points in 2000, which will contribute to lower industry demand. If the Federal Reserve raises rates significantly more than anticipated, then industry demand could be even lower, potentially resulting in lower Company sales.

In general, high interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for slightly slower U.S. growth in 2000 and not recession. If, for whatever reason, the U.S. were to enter a recession, then demand for Company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
-----------------
Political factors in the U.S. and abroad have a major impact on global companies. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are also a number of presidential elections scheduled to take place in 2000 which could affect economic policy, particularly in Latin America.

Currency Fluctuations
---------------------
Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Further, since the Company's largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

Dealer Practices
----------------
A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that inventory to sales ratios will be somewhat lower at the end of 2000 than at the end of 1999. If dealers reduce inventory levels more than anticipated, Company sales will be adversely impacted.

Other Factors
-------------
The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. If funding continues to be delayed or concentrated on bridge repair, sales could be negatively impacted.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                   By: /s/ R. Rennie Atterbury III
                                      ----------------------------
                                           R. Rennie Atterbury III
                                               Vice President


Date:  July 20, 2000